Exhibit 10.17

January 22, 2025

Whit Alexander
[***]

Re: Offer of Employment

Dear Whit,

On behalf of Tailored Shared Services, LLC (“we “us,” or “the Company”), I am pleased to offer you the position of Executive Vice President and Chief Customer Officer, reporting to me. We are excited to have you join us, and this letter will outline the basic terms and conditions of the position offered.

Your planned start date will be March 3, 2025 (or sooner if possible), at the pay rate of $540,000 per year.

You are eligible to participate in the Company’s Annual Incentive Plan (AIP) with a target of 75% of your base salary. For Fiscal 2025, you will be eligible for 100% of the AIP target with no proration, and otherwise subject to payout per the Company AIP program and business performance. The AIR if earned, is generally paid in April of the following fiscal year. You must be employed by the Company as of the date the bonus is paid to earn any portion of the bonus. The bonus amount will be subject to taxes and withholdings.

You are also eligible to participate in our Management Equity Incentive Plan which is tied to the long-term performance and future valuation of our business.

●	You will receive a grant of 78,000 time-based Restricted Stock Units (RSUs) that will vest 1/3 each fiscal year (2025-2027).

●	You will also receive a grant of 31,900 performance-based RSUs that will vest based on fiscal 2027 adjusted EBITDA. The number of RSUs that will vest, if any, will be determined based on a sliding scale.

You will receive award agreements for your review and execution that articulate the details of the Management Equity Incentive Plan and these grants.

5875 Arnold Rd, Suite 250, Dublin, CA

We are happy to offer tailored benefits to help you set up the right level of care for yourself, your family, and your future. You will have access to several health, financial and wellness choices which are outlined in the Employee Benefits Guidebook. Generally, you will be eligible to enroll in benefits effective the first of the month on or following two months of employment.

You are eligible for COBRA Reimbursement which reimburses you the difference between the employee portion of your elected medical, dental and/or vision coverage and the COBRA premiums you paid from your Start Date until your benefits effective date. You will receive an email within 30 days of your Start Date explaining the COBRA Reimbursement process.

As a member of the Leadership Team, you qualify for the Vacation Honor Policy which does not limit you to a specific number of vacation days. Rather, you may use your discretion to take vacation days as needed to balance your personal and professional life, nurture creativity and prevent burnout.

On your first day of employment, you will be required to complete new hire employment forms. Please prepare the appropriate documentation for completion of the new hire forms, including proof of identify and eligibility to work in the United States for 1-9 purposes, as described in the List of Acceptable Documents.

This offer is not intended to create an employment contract for any specified period of time. Your employment at the Company is on an at-will basis, which means that either you or the Company can terminate your employment at any time and for any reason, with or without cause or notice. In addition, we want you to know that any disputes or claims arising under or in connection with your employment with us will be resolved by binding arbitration. As a condition of employment you will be required to sign an arbitration agreement to that effect.

This offer is contingent upon and subject to the successful completion of a background screening which may include positive employment references, an investigative consumer report, social security number verification, criminal records, and other information available in public records in accordance with applicable law. You will be required to complete an authorization allowing us to conduct this background screening.

5875 Arnold Rd, Suite 250, Dublin, CA

If you have any questions, please feel free to contact me or Share Smith. We look forward to working with you and having you join our team!

If you accept our offer of employment please return a signed copy of this offer letter to Shane Smith at [***].

Sincerely,

/s/ Peter Sachse

Peter Sachse

Chief Executive Officer

Acceptance of Offer of Employment

I understand the contents of this letter and accept this position. By signing below, I also acknowledge and agree that I am not bound by any agreement that would restrict my ability to work for Tailored Shared Services, Inc.

Signed by Whit Alexander:	/s/ Whit Alexander

Dated: January 29, 2025

5875 Arnold Rd, Suite 250, Dublin, CA

3